Exhibit 99.(14)

Consent of Independent Registered Public Accounting Firm

The Board of Directors/Trustees

Voya Variable Portfolios, Inc. and Voya Investors Trust

We consent to the use of our report dated February 15, 2018, with respect to the financial statements of Voya Index Plus LargeCap Portfolio, a series of Voya Variable Portfolios, Inc., incorporated herein by reference and to the references to our firm under the headings “Representations and Warranties” and “Financial Highlights” in the Proxy Statement/Prospectus.

We also consent to the use of our report dated February 21, 2018, with respect to the financial statements of Voya Multi-Manager Large Cap Core Portfolio, a series of Voya Investors Trust, incorporated herein by reference and to the reference to our firm under the heading “Representations and Warranties” in the Proxy Statement/Prospectus.

/s/ KPMG LLP

Boston, Massachusetts

May 15, 2018